Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Metaldyne Performance Group Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-215161) on Form S-4, in the registration statement (No. 333-181163) on Form S-8, and in the registration statement (No. 333-195700) on Form S-3 of American Axle & Manufacturing Holdings, Inc. of our report dated February 29, 2016, except for the effects of the retrospective application of ASU 2015-03, Interest — Imputation of Interest (Topic 835-30), as disclosed in Note 4, to which the date is March 2, 2017, with respect to the consolidated balance sheet of Metaldyne Performance Group Inc. as of December 31, 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2015, and the related financial statement schedule for each of the years in the two-year period ended December 31, 2015, which report appears in the Form 8-K/A of American Axle & Manufacturing Holdings, Inc. dated March 6, 2017.

/s/ KPMG LLP

Detroit, Michigan
March 6, 2017